Exhibit 10.5

SECOND AMENDMENT TO TERM LOAN AGREEMENT

THIS SECOND AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) dated as of August 1, 2017, by and among SENIOR HOUSING PROPERTIES TRUST, a real estate investment trust organized under the laws of the State of Maryland (the “Borrower”), each of the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Term Loan Agreement dated as of May 30, 2014 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders, the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement is amended as follows:

(a)The Credit Agreement is hereby amended by restating each of the following definitions in Section 1.1. thereof in its entirety as follows:

“Asset Under Development” means, as of any date of determination, any Property owned by the Borrower or any of its Subsidiaries on which the construction of new income-producing improvements has been commenced and is continuing, with both the land and the improvements under construction thereon which comprise such Property to be valued as set forth in the definition of “Total Asset Value”. In the event of construction of an addition or expansion to an existing income producing Property, only the addition or expansion shall be considered an Asset Under Development.

“Capitalization Rate” means (a) 7.00% for Senior Housing Assets and (b) 6.50% for all other Properties.

“Defaulting Lender” means, subject to Section 3.9.(d), any Lender that (a) has failed to (i) fund all or any portion of a Loan to be made by it within 2 Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(d)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of August 1, 2017 by and among the Borrower, the financial institutions party thereto as “Lenders”, Wells Fargo, as Administrative Agent, and the other parties thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“Five Star” means Five Star Senior Living Inc., a Maryland corporation, and its successors.

“Material Acquisition” means any acquisition (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by the Borrower or any Subsidiary in which the purchase price of the assets acquired exceed 5% of the consolidated total assets of the Borrower and its Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Borrower for which financial statements are publicly available.

“RMR” means The RMR Group LLC, together with its successors and permitted assigns.

“RMR Inc.” means The RMR Group Inc., a Maryland corporation, together with its successors and permitted assigns.

“Total Asset Value” means the sum of the following (without duplication) of the Borrower and its Subsidiaries for the fiscal quarter most recently ended: (a) with respect to all Properties owned (or leased pursuant to a Ground Lease) by the Borrower or any Subsidiary for such entire fiscal quarter, (i) Adjusted EBITDA attributable to such Properties for such period multiplied by (ii) 4 divided by (iii) the applicable Capitalization Rate; (b) the purchase price paid for any Property acquired during such fiscal quarter (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements and prior to allocations of property purchase prices pursuant to Statement of FASB ASC 805 and the like); (c) the value of the Borrower’s equity Investments in RMR Inc. as of the end of such fiscal quarter, such value determined at Fair Market Value; (d) all Marketable Securities, cash and cash equivalents; (e) the book value of all Assets Under Development as of the end of such fiscal quarter; (f) the book value of all Mortgage Receivables, and all other promissory notes secured by a Lien on any Property, as of the end of such fiscal quarter; and (g) the Borrower’s Ownership Share of the preceding items (other than those referred to in clause (c)) of any Unconsolidated Affiliate of the Borrower. For purposes of determining Total Asset Value, to the extent the amount of Total Asset Value attributable to (w) Unconsolidated Affiliates would exceed 20.0% of Total Asset Value, (x) Assets Under Development (determined as the aggregate Construction Budget for all such Assets Under Development) would exceed 10.0% of Total Asset Value, (y) Mortgage Receivables would exceed 10.0% of Total Asset Value and (z) Unimproved Land would exceed 5.0% of Total Asset Value, in each case, such excess shall be excluded. To the extent that the value of the Borrower’s equity Investments in RMR Inc. would in the aggregate account for more than 3.0% of Total Asset Value, such excess shall be excluded. Notwithstanding the foregoing, for purposes of determining Total Asset Value at any time, (i) the Borrower may, in addition to the Properties referred to in the immediately preceding clause (b), include the purchase price paid for any Property acquired during the period following the end of the fiscal quarter most recently ended through the time of such determination (less any such amounts paid during such period as a purchase price adjustment or held in escrow at the time of such determination, retained as a contingency reserve at the time of such determination, or subject to other similar arrangements at the time of such determination) and (ii) for purposes of the immediately preceding clause (d), the amount of Marketable Securities, cash, and cash equivalents shall be calculated as of such date of determination rather than as of the end of the fiscal quarter most recently ended.

“Unencumbered Asset” means each Property that satisfies all of the following requirements: (a) such Property is (i) owned in fee simple solely by the Borrower or a Wholly Owned Subsidiary or (ii) leased solely by the Borrower or a Wholly Owned Subsidiary pursuant to a Ground Lease; (b) such Property is not an Asset Under Development and is in service; (c) neither such Property, nor any interest of the Borrower or such Subsidiary therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c) and (e) through (j) of the definition thereof) or to any Negative Pledge other than Negative Pledges permitted under Sections 9.2.(b)(iii) and (iv); (d) regardless of whether such Property is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (e) neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower's direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (j) of the definition thereof) or (ii) any Negative Pledge other than Negative Pledges permitted under Sections 9.2.(b)(iii) and (iv); (f) such Property is free of structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property; (g) any Lessee of more than a majority of the leasable space in such Property is not more than 120 days past due with respect to any fixed rental payment obligations under any Lease for such Property; and (h) such Property has been designated by the Borrower as an “Unencumbered Asset” on Item 6.1.(z) of the Borrower Letter or on an Unencumbered Asset Certificate delivered by the Borrower to the Administrative Agent. Notwithstanding the immediately preceding sentence, a Property owned by a Foreign Subsidiary will be considered to be an Unencumbered Asset so long as: (1) such Property is (i) owned in fee simple (or the legal equivalent in the jurisdiction where such Property is located) by such Foreign Subsidiary or (ii) leased solely by such Foreign Subsidiary pursuant to a long-term lease having terms and conditions reasonably acceptable to the Administrative Agent; (2) all of the issued and outstanding Equity Interests of such Foreign Subsidiary are legally and beneficially owned by one or more of the Borrower and Wholly Owned Subsidiaries; (3) such Foreign Subsidiary has no Indebtedness other than (x) Nonrecourse Indebtedness and (y) other Indebtedness in an aggregate outstanding principal amount of less than 2.0% of the value of the assets of such Foreign Subsidiary (such value to be determined in a manner consistent with the definition of Total Asset Value or, if not contemplated under the definition of Total Asset Value, in a manner acceptable to the Administrative Agent); (4) neither such Property, nor any interest of such Foreign Subsidiary therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (j) of the definition thereof) or to any Negative Pledge other than Negative Pledges permitted under Sections 9.2.(b)(iii) and (iv); and (5) such Property satisfies the requirements set forth in the immediately preceding clauses (b), (c), (d), (e), (f) and (g). In addition, a Senior Housing Asset Pool or the portion thereof comprised of Properties which are individually Unencumbered Assets shall constitute an Unencumbered Asset for purposes of this Agreement.

“Unencumbered Asset Value” means on any date of determination, the sum of: (a) the product of (i) Net Operating Income for the fiscal quarter most recently ended attributable to Unencumbered Assets owned or leased by the Borrower or any Subsidiary for such entire quarter, multiplied by (ii) 4 and divided by (iii) the applicable Capitalization Rate; (b) the value of the Equity Interests in RMR Inc. owned by the Borrower, such value determined at Fair Market Value, so long as such Equity Interests are not subject to any Liens (other than Permitted Liens of the types described in clauses (a) through (c) or clauses (e) through (j) of the definition thereof) or to any Negative Pledge (other than a Negative Pledge permitted under clause (iii) of Section 9.2.(b)); (c) unrestricted cash and Cash Equivalents and unencumbered Marketable Securities of the Borrower and its Subsidiaries so long as such cash, Cash Equivalents and Marketable Securities are not subject to any Liens (other than Permitted Liens of the types described in clauses (a) through (c) and (e) through (j) of the definition thereof) or any Negative Pledge (other than a Negative Pledge permitted under clause (iv) of Section 9.2.(b)); and (d) the purchase price paid for any Unencumbered Asset acquired during such fiscal quarter (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements). To the extent that value of the Equity Interests of RMR Inc. owned by the Borrower would in the aggregate account for more than 3.0% of Unencumbered Asset Value, such excess shall be excluded. In addition, to the extent that the amount of Unencumbered Asset Value attributable to (x) Senior Housing Assets leased pursuant to a Ground Lease would constitute more than 20.0% of Unencumbered Asset Value, such excess shall be excluded and (y) Non-Domestic Properties would constitute more than 10.0% of Unencumbered Asset Value, such excess shall be excluded. Notwithstanding the foregoing, for purposes of determining Unencumbered Asset Value at any time, the Borrower may, in addition to the Net Operating Income referred to in the immediately preceding clause (a)(i), include the Net Operating Income of any Unencumbered Asset acquired during the period following the end of the fiscal quarter most recently ended through such time of determination on a pro forma basis reasonably acceptable to the Administrative Agent.

(b)The Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical location in Section 1.1. thereof:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Construction Budget” means the fully-budgeted costs for the acquisition and construction of a given piece of real property (including without limitation, the cost of acquiring such piece of real property (except to the extent any portion thereof is Unimproved Land), reserves for construction interest and operating deficits, tenant improvements, leasing commissions, and infrastructure costs), as reasonably determined by the Borrower in good faith. Real property under construction to be (but not yet) acquired by the Borrower or a Subsidiary upon completion of construction pursuant to a contract in which the seller of such real property is required to complete construction prior to, and as a condition precedent to, such acquisition, shall be subject to this definition.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country

(including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Other Existing Term Loan Agreement” means that certain Amended and Restated Term Loan Agreement dated as of August 1, 2017 by and among the Borrower, the financial institutions party thereto as “Lenders”, Wells Fargo, as Administrative Agent, and the other parties thereto.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(c)The Credit Agreement is hereby further amended by restating Section 7.13.(a) thereof in its entirety as follows:
(a)    Within 10 days after the date on which any of the following conditions first applies to any Subsidiary that is not already a Guarantor, the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Subsidiary (or if the Guaranty is not then in existence, a Guaranty executed by such Subsidiary) and (ii) the items that would have been delivered under subsections (iv) through (viii), (x) and (xiv) of Section 5.1.(a) and Section 5.1.(f) if such Subsidiary had been required to be a Guarantor on the Agreement Date:
(x)    such Subsidiary Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of the Borrower or any other Subsidiary of the Borrower; provided, that a Subsidiary shall not be required to become a Guarantor under this clause (x) if such Subsidiary is an Excluded Subsidiary that has Guaranteed, or otherwise become obligated in respect of, any Indebtedness of another Excluded Subsidiary; or
(y)    such Subsidiary (A) owns an Unencumbered Asset or other asset the value of which is included in the determination of Unencumbered Asset Value and (B) or any other Subsidiary directly or indirectly owning any Equity Interest in such Subsidiary, has incurred, acquired or suffered to exist, any Indebtedness that is not Nonrecourse Indebtedness.
(d)The Credit Agreement is hereby further amended by restating Section 8.5.(a) thereof in its entirety as follows:
(a)    Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically (other than by e-mail) shall be deemed to have been delivered (A) with respect to deliveries made pursuant to Sections 8.1., 8.2., 8.4.(b) and 8.4.(c) by proper filing with the Securities and Exchange Commission and available on www.sec.gov, on the date of filing thereof and (B) with respect to all other electronic deliveries (other than deliveries made by e-mail), twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or the Borrower notifies each Lender of said posting and the Borrower notifies Administrative Agent of said posting by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Administrative Agent and provides a link thereto provided (x) if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of  10:00 a.m. Eastern time on the next business day for the recipient and (y) if the deemed time of delivery occurs on a day that is not a business day for the recipient, the deemed time of delivery shall be 10:00 a.m. Eastern time on the next business day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(e)The Credit Agreement is hereby further amended by restating Section 9.1.(a) thereof in its entirety as follows:
(a)    Leverage Ratio. The Borrower shall not permit the ratio of (i) Total Indebtedness to (ii) Total Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection (a) so long as (i) the Borrower completed a Material Acquisition during the fiscal quarter, or the fiscal quarter immediately preceding the fiscal quarter, in which such ratio first exceeded 0.60 to 1.00, (ii) such ratio does not exceed 0.60 to 1.00 for a period of more than three consecutive fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (a) in reliance on this proviso more than two times during the term of this Agreement and (iv) such ratio is not greater than 0.65 to 1.00 at any time.
(f)The Credit Agreement is hereby further amended by restating Section 9.1.(d) thereof in its entirety as follows:

(d)    Unencumbered Leverage Ratio. The Borrower shall not permit the ratio of (i) Unsecured Indebtedness to (ii) Unencumbered Asset Value, to be greater than 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection (a) so long as (i) the Borrower completed a Material Acquisition during the fiscal quarter, or the fiscal quarter immediately preceding the fiscal quarter, in which such ratio first exceeded 0.60 to 1.00, (ii) such ratio does not exceed 0.60 to 1.00 for a period of more than three consecutive fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (a) in reliance on this proviso more than two times during the term of this Agreement and (iv) such ratio is not greater than 0.65 to 1.00 at any time.
(g)The Credit Agreement is hereby further amended by restating Section 9.1.(h) thereof in its entirety as follows:

(h)    [Intentionally Omitted.]

(h)The Credit Agreement is hereby further amended by restating Section 9.1.(i) thereof in its entirety as follows:
(i)    Dividends and Other Restricted Payments. Subject to the following sentence, if an Event of Default exists, the Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payments except that the Borrower may declare and make cash distributions to its shareholders in an aggregate amount not to exceed the minimum amount necessary for the Borrower to remain in compliance with Section 7.11. and to avoid the imposition of income or excise taxes imposed under Sections 857(b)(1), 857(b)(3) and 4981 of the Internal Revenue Code, and Subsidiaries may pay Restricted Payments to the Borrower or any other Subsidiary. If an Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person except that Subsidiaries may pay Restricted Payments to the Borrower or any other Subsidiary and, in the case of SNH Innovation LLC, to each other owner of Equity Interests of SNH Innovation LLC pro rata based on the relative ownership interests.
(i)The Credit Agreement is hereby further amended by restating Section 9.2.(b) thereof in its entirety as follows:
(b)    The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which (A) the Borrower, such Loan Party or such Subsidiary may create, incur, assume, or permit or suffer to exist without violation of this Agreement and (B) is secured by a Lien permitted to exist under the Loan Documents, and (y) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) the organizational documents or other agreements binding on any Subsidiary that is not a Wholly Owned Subsidiary (but only to the extent such Negative Pledge covers any Equity Interest in such Subsidiary or the property or assets of such Subsidiary); (iii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale or (iv) a Negative Pledge contained in any agreement that evidences unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to those restrictions contained in the Loan Documents.
(j)The Credit Agreement is hereby further amended by restating Section 9.3. thereof in its entirety as follows:

Section 9.3. Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in (A) any Loan Document, (B) any other agreement evidencing Unsecured Indebtedness that the Borrower, any other Loan Party any other Subsidiary may create, incur, assume or permit or suffer to exist under this Agreement and containing encumbrances and restrictions imposed in connection with such Unsecured Indebtedness that are either substantially similar to, or less restrictive than, the encumbrances and restrictions set forth in Section 9.1.(i) and Section 9.4. of this Agreement and Section 13 of the Guaranty and (C) the organizational documents or other agreements binding on or applicable to any Subsidiary that is not a Wholly Owned Subsidiary (but only to the extent such encumbrance or restriction covers any Equity Interest in such Subsidiary or the property or assets of such Subsidiary), and (ii) with respect to clause (d), (A) customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business or (B) transfer restrictions in any agreement relating to the sale of a Subsidiary or assets pending such sale or relating to Indebtedness secured by a Lien on assets that the Borrower or a Subsidiary may create, incur, assume or permit or suffer to exist under Section 9.2.(a); provided that in the case of this clause (B), the restrictions apply only to the Subsidiary or the assets that are the subject of such sale or Lien, as the case may be. Notwithstanding anything to the contrary in the foregoing, the restrictions in this Section shall not apply to any provision of any Guaranty entered into by the Borrower, any other Loan Party or any other Subsidiary relating to the Indebtedness of any Subsidiary permitted to be incurred hereunder, which provision subordinates any rights of Borrower, other Loan Party or any other Subsidiary to payment from such Subsidiary to the payment in full of such Indebtedness.

(k)The Credit Agreement is hereby further amended by restating Section 10.1.(d)(iv) thereof in its entirety as follows:
(iv)    An Event of Default under and as defined in the Existing Credit Agreement or Other Existing Term Loan Agreement shall occur.

(l)The Credit Agreement is hereby further amended by restating Section 11.6. thereof in its entirety as follows:
Section 11.6.    Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Credit Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Credit Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of any out‑of‑pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out‑of‑pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
(m)The Credit Agreement is hereby further amended by restating the notice Section 12.1. thereof in its entirety as follows:

Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Senior Housing Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
Attention: Chief Financial Officer
Telecopy Number: (617) 219-8349
Telephone Number: (617) 796-8350

If to the Administrative Agent:

Wells Fargo Bank, National Association
10 South Wacker Drive, 32nd Floor
Chicago, IL 60606
Attn: Karen Skutt
Telecopier: (312) 782-0969
Telephone: (312) 269-4809

and

Wells Fargo Bank, National Association
550 South Tryon Street
Charlotte, North Carolina 28202
Attn:  Kristen Ray
Telecopier:          704-410-0329
Telephone:          704-410-1772

If to the Administrative Agent under Article II.:

Wells Fargo Bank, National Association
Minneapolis Loan Center
600 South 4th Street, 9th Floor
Minneapolis, Minnesota 55415
Attn: Anthony Gangelhoff
Telecopier: (877) 410-5023
Telephone: (612) 316-0109

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

(n)The Credit Agreement is hereby further amended by adding the following new Section 12.21.:

Section 12.21.    ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 2. Conditions Precedent. This Amendment shall be effective as of the date of receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a)    A counterpart of this Amendment duly executed by the Borrower, the Administrative Agent and the Requisite Lenders;

(b)    Evidence that all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders in connection with this Amendment have been paid; and

(c)    Such other documents, instruments and agreements as the Administrative Agent may reasonably request.

Section 3. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)    Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b)    Compliance with Laws, etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or violate any Applicable Law (including Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of Borrower or any other Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Bank.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 5. Reaffirmation of Representations by Borrower. The Borrower hereby repeats and reaffirms all representations and warranties made by the Borrower and the other Loan Parties to the Administrative Agent and the Lenders in the Credit Agreement and the other Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 6. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment is a Loan Document.

Section 7. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all costs and expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 8. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10. Effect; Ratification. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only from the date as of which this Amendment is dated. The Credit Agreement is hereby ratified and confirmed in all respects. Nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document.

Section 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 12. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Term Loan Agreement to be executed as of the date first above written.

SENIOR HOUSING PROPERTIES TRUST

By: /s/ Richard W. Siedel, Jr.
Name: Richard W. Siedel, Jr.
Title: Chief Financial Officer & Treasurer

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By: /s/ Matthew Ricketts
Name: Matthew Ricketts
Title: Managing Director

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ROYAL BANK OF CANADA, as a Lender

By: /s/ Sheena Lee
Name: Sheena Lee
Title: Authorized Signatory

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CITIBANK, N.A., as a Lender

By: /s/ John C. Rowland
Name: John C. Rowland
Title: Vice President

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MIZUHO BANK (USA), as a Lender

By: /s/ John Davies
Name: John Davies
Title: Director

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COMPASS BANK, as a Lender

By: /s/ Brian Tuerff
Name: Brian Tuerff
Title: Senior Vice President

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REGIONS BANK, as a Lender

By: /s/ Paul E. Burgan
Name: Paul Burgan
Title: Vice President

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SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By: /s/ Keith J. Connolly
Name: Keith J. Connolly
Title: General Manager

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MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD., NEW YORK BRANCH, as a Lender

By: /s/ Ming-Che Yang
Name: Ming-Che Yang
Title: VP & DGM